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                   [LETTERHEAD OF ROPES & GRAY APPEARS HERE]

                                 August 31, 1995



Reebok International  Ltd.
100 Technology Center Drive
Stoughton, Massachusetts 02072

Ladies and Gentlemen:

     This opinion is delivered to you in connection with a registration statement (the "Registration Statement") on Form S-3 filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $100,000,000 principal amount of Debentures due 2005 (the "Debentures") of Reebok International Ltd. (the "Company"). The Debentures are to be sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company and CS First Boston Corporation, as Representative of the several Underwriters named therein. The Debentures are to be issued pursuant to the provisions of the Indenture dated as of September 15, 1988, as amended and restated by the First Supplemental Indenture dated as of January 22, 1993 (the "Indenture") between the Company and Citibank, N.A., as Trustee. Certain terms of the Underwriting Agreement and the Debentures remain to be fixed in accordance with the resolutions of the Board of Directors of the Company.

     We have acted as counsel for the Company in connection with the issuance and sale of the Debentures and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary.

     We have assumed that the definitive terms of the Underwriting Agreement shall have been fixed, and that the Underwriting Agreement shall have been duly executed and delivered, all in accordance with authorizing resolutions of the Board of Directors of the Company.

     Based upon the foregoing, we are of the opinion that when the Debentures shall have been duly executed and authenticated as provided in the Indenture, and delivered against payment therefor as provided in the Underwriting Agreement, the Debentures will be valid and legally binding obligations of the Company and will be entitled to the benefits of the
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Reebok International Ltd.                                    August 31, 1995

Indenture, except that enforcement of rights and remedies created by the Debentures is subject to bankruptcy, reorganization, insolvency or similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Debentures".

     It is understood that this opinion is to be used only in connection with the offer and sale of the Debentures while the Registration Statement is in effect.

                                 Very truly yours,



                                 Ropes & Gray